Exhibit 99.3

Topps/MUDS Investor Presentation Transcript

DISCLAIMER:

Forward-Looking Statements

Please note that this presentation, as well as the Form 8-K that includes definitive documentation with respect to the proposed business combination described below, can be found at the website of the U.S. Securities and Exchange Commission at www.sec.gov.

The discussion today may contain forward-looking statements including, but not limited to, with regard to Topps Intermediate Holdco, Inc. (“Topps”) and Mudrick Capital Acquisition Corporation II (“MUDS”) and their respective expectations or predictions of future financial, business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. You should not put undue reliance on these statements. You should understand that such forward-looking statements involve risks and uncertainties, including the items discussed under the risk factors beginning on slide 35 of the presentation. Such factors may be updated from time to time in MUDS’ filings with the SEC, which are available on the SEC website, and they may cause actual results or performance to differ materially from those indicated by such statements. MUDS and Topps are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

Today’s remarks also refer to certain non-GAAP financial measures. Definitions of these non-GAAP financial measures are available in the appendix to the presentation.

Please refer to the disclaimers found on slides 1 and 2 of the investor presentation as well as the disclaimers at the end of this transcript for additional information.

Presenters:

•	Michael Eisner, Chairman, The Tornante Company
•	Jason Mudrick, Founder & Chief Investment Officer, Mudrick Capital
•	Michael Brandstaedter, President & CEO, The Topps Company
•	John Mueller, Chief Financial Officer, The Topps Company
•	Andy Redman, Executive Chairman, The Tornante Company
•	David Kirsch, Managing Director, Mudrick Capital

Michael Eisner:

Hello, I’m Michael Eisner and welcome to the Topps presentation, I thought I'd give you a little history of my involvement with Topps to start this off.

When I left Disney 14 to 15 years ago and brought with me a young executive out of our strategic planning group, we were thinking of all the things we could do and 6 to 8 months into it, Andy Redman who I'm talking about came to me and showed me an article in the Wall Street journal where Topps was under siege on Wall Street and he thought maybe we could be the white knight.

So I went and thought about it, went home and I thought about brands. It became clear to me that I could only think of two that had an absolute emotional reaction to a consumer the second you heard it. One was obviously Disney and family and the idea of going to Walt Disney World and as a kid and then going back with your kids and I obviously understand that brand well. The other was Topps, remembering all the people that would say to me over the years, my mother threw out my cards or under my bed in a box. My brother ruined my Mickey Mantle ‘52 when he put on his bike and went through a puddle and I just realized that Topps also had this emotional connection with an audience. So that and looking at obviously the history you know what is now the 80 year history it just seemed like a great idea and so for the last 14 years we've been building a management which I think is fantastic and you will hear from some of them shortly. I think the management we built at Disney and at Paramount was also fantastic and that's proven by the fact that most of the media companies are now run by alumni from Disney.

At any rate we are kind of at a tipping point for Topps. We actually are about the same economically as Disney was when I went there in1984. So if we have half, a fifth, a tenth a twentieth of what Disney has done that would be pretty good. The other tipping point we’re at is the change from an analog company to a digital company. When I went to Topps it was completely an analog company, we would send out cards and the statistics wouldn't be upgraded until the next batch of cards went out 3, 4, 5 months later. Now, with our digital Apps, when we send out a digital card it is constantly upgraded, it is constantly changing on the statistics as every swing of the bat or every kick into a soccer or football goal.

Let me give you another example of instant gratification and our world. We have invented a thing called Topps Now, where we can get a limited edition of a card to the consumer in 3 to 5 days. We'll take a major event or a great catch in the outfield and we will present a limited edition which a consumer can then, through email, ask to buy it and has it immediately, there's no waiting. We also have other ways of having instant gratification where we will do projects, like last year we did this thing called project 2020, where we had artists put their creativity on top of old cards and we offered that in 3 to 5 days and we're doing that again next year on our 70th anniversary with Major League Baseball. And then the last thing, which is maybe the most important, is the introduction of the blockchain technology, cause the blockchain technology we can benefit from the secondary market of what we have already sold in the primary market, we sell product in the primary market less than the demand calls for because we want to secondary market to go up to be a positive impact on our products. Now we can benefit from the sale which could be 10 to 20 times as much as the primary market. So that whole tipping point is about instant gratification maybe a little bit like prime video and Amazon, but it is the idea of changing our business.

We have great cash flow obviously that's going to increase our cash flow. We are excited about M&A off of that cash flow. We’re excited about bolting on products in both sports and confection. We're excited to be a public company because we are already set up to be a public company, we want to be a larger enterprise, we're excited to be creative to continue our creative ways to keep our desks clean, our organizations running smoothly, our finances strong so we have the time to be creative, yet conservative. So that is really the future of our company and by the way I'm not selling a share of stock because of everything I've just said.

So let me do this, let me introduce the people that will be making the presentation to you, Mike Brandstaedter is the president and CEO and will be carrying most of the water, John Mueller is the CFO who will be filling in financial details, Andy Redman who I just mentioned, will talk a little bit about the future about our M&A about our new licenses and where we see our company going. And very exciting to us is how we ended up with a partner in this whole SPAC universe. We have a lot of interest in us going in that direction, we ended up with the Mudrick firm. Jason Mudrick and his associate David Kirsch who will be talking to you shortly and what's great about them is not only are they helping us through this process. Madison Dearborn who's been our partner for 14 years, a private equity firm that has to exit through their agreement with their clients will be replaced by Jason and David and their group and that will be very helpful to us in the capital markets, looking at different ways to do debt, M&A and all the rest. So let me do this, let me turn it over to Jason who will give you a explanation as to why he thought Topps would be a good partner.

Jason Mudrick:

Thanks Michael and welcome everyone my name is Jason Mudrick. Quickly on who Mudrick Capital is, I'll be quick because you're here to hear about Topps not us but we're a approximately $3 billion investment management firm with offices in New York City and London, we've been around for twelve years. In terms of relevance for this investment I would point to a couple of facts. Of the approximately 200 investments that we have been involved in over the last 12 years, 30 of them have involved very active involvement, usually with direct board of directors seats. Today for example we sit on 12 boards of directors.

I think that we can be very valuable to our portfolio companies at the board, particularly with capital markets transactions either financings or M&A and also in forming boards and I think in particular with this company. Putting our heads together with Michael and his team to put together a board that will be incredibly creative as a public company is where we're trying to be helpful.

Also this is not our first SPAC, this is our second SPAC. As many of you know SPAC’s have taken the street by storm and being able to navigate through this universe in these processes I think it's been very helpful. 2 SPACs doesn't sound like a lot but I don't think there's a lot of firms that have done 3. So, it's a new innovation and I think we're fairly familiar with it and finally, we don't unlike hedge funds can have longer holding periods and shorter holding period I just wanted to point out to the folks that are listening that are typical holding period exceeds 5 years and our largest position in the firm we've owned for 12 years it was first investment we ever made so we tend to take a very long term view of businesses and that's the approach we're taking to our investment in Topps.

When we set out to find a partner for our SPAC, we sat around here at Mudrick Capital and tried to think about what characteristics would make a company trade well as a public company and that's really the art form to be a successful SPAC manager. It's trying to find a private company. Obviously negotiating through this the deal dynamics but finding a company that will trade very well as a public company and we put together a list and what I love about Topps is it really checks all the boxes that we were looking for in our target.

I've listed those here, first it has a portfolio of iconic brands with the competitive mode very high barriers to entry. They're strong industry tailwinds driven by growing enthusiasm around sports and entertainment collectibles. You really can't watch anything about the sports industry and not hear about you know record sales in the secondary market for collectibles particularly baseball cards and also the move into digital, we’re in the very early stages of but will be a big theme over the next decade.

Experienced and proven management team you'll hear from shortly was crucial for us and also having a very long term committed shareholder with a history of success we get that with Michael and their Tornante family office. An attractive growth profile was absolutely essential in this market. We are value investors but recognize that the market is putting a premium on growth. So trying to find a company that checked both boxes, had the attributes, the cash flow attributes that were appealing to us but also had a good growth profile is very important and as you'll see when we get to the financial section 20% year over year growth on the top line and projected to have north of 20% growth this year over last year was you know, check that box. And you'll see from the cash flow profile this business is a cash cow now it is absolutely essential to us and finally a compelling valuation. We'll talk about valuation later but being able to purchase this business that I think should trade at a premium to comps at a discount to comps was crucial to us.

And finally this culminated in not only us finding a partner for our SPAC but we are committing to purchase the $100 million of the PIPE. We don't have to do that, this is not pursuant to a forward purchase contract but as we got to know the management team we'll hear from next and Michael and their vision with the company the opportunity to put a $100 million into this company and make it a core position for our firm was very appealing.

This slide is pretty self explanatory but I'll just walk through the highlights. The deal is being done at an enterprise value of $1.3 billion, that is mostly equity the business is very conservatively capitalized with less than a $150 million of net debt. I like that. It's done being executed at 12.5 times, 2021 EBITDA. But perhaps more importantly a little over 13 times unlevered free cash flow this is a very low CapEx business projected to do less than $5 million of CapEx this year.

The proceeds of the deal are going to be used to cash out Madison Dearborn. Madison Dearborn has been a great partner to the business but they had been an owner for 14 years and it's a 10 year fund. This is the last investment in their fund 5 and I can tell you having just gone through this negotiation with them that they are a very reluctant seller. I think if they didn't have structural, you know structure that is mature they would own this business forever but they did have a structure that matured and it's time for them to move on most notably at the other large shareholder which is Michael Eisner and his family office are not selling a single share.

So with that, I'm pleased to turn it over to the CEO, Michael Brandstaedter who will take you through the business.

Michael Brandstaedter:

Thanks very much Jason, very excited to have the opportunity to share the top story. To talk about the Topps business. It’s an eighty year old company with decades and decades of rich tradition, history, iconic brands but very much built for the twenty first century in what we like to refer to as Topps 2.0. So, you'll see a few pillars of our business and how we look at the business but before going into those pillars I want to take a step back and talk about what we believe is the common thread that really binds all of these businesses and whether you're talking about physical trading cards whether you're talking about confections and ring pop or push pop. The thing that really cuts across all of this is that we are in the business of creating powerful consumer connections. One moment at a time, we put various strategic plans in place over the last several years and those strategies have gained significant traction. We've had three consecutive years of growth capped off with 2020 record sales of $567 million and $92 million dollars of profit.

So to describe the business a little bit, we had a sports and entertainment side of our business and confection side of our business and within the sports and entertainment side of business the first piece is our physical business. Which is a fairly well known business were very well known for our baseball cards but we have properties and products for various sports properties such as UEFA, Formula One, we also have long standing relationships with entertainment properties such as Star Wars or WWE and importantly we're very much a global business.

Moving one step to the right, you can see that we have a digital business and about 10 years ago we put down this leg of the stool where our vision was we need to reimagine the physical business in the digital space. Physical business was always going to be extremely strong and will continue to be strong for us but we also wanted to move in the direction that the world was moving and built a digital business. So we invented the digital trading card which I'll talk more about within our apps ecosystem.

The next step to the right is our gift cards business which came to us via acquisition about 10 years ago. The gift cards businesses generally what you would expect it's a gift card business such that if you walk into any brick and mortar retail store, walked to a drugstore/grocery store went to the shelf you might see an Applebee's cart or a Chili's card and frankly that is not the type of business that we are. Those are not the clients that we focus on. We focus on clients who are tech forward like the ones that you see here on slide.

Moving one step further to the last pillar is our confections business. Last but certainly not least because it's the business on which Topps was founded in 1938 and we're very well known for our kids novelty brands and products like, again, ring pop, Bazooka, bottle pop and will look forward to talking about the interactive play value associated with these brands. Underpinning everything is innovation, it's in our blood, it's what we do.

So we'll start first with the physical sports and entertainment business. And here you can say that there's been a tremendous amount of activity in this space. There's no shortage of cards which are selling at record level prices. There's a tremendous amount of investment in this space. The space is considered an alternative investment asset class and it's a very exciting place to be.

Across the top of the slide you see that we've had long standing relationships all the way through some newer relationships and what's common is that all of these world class properties trust Topps with their brands and we take it very seriously to represent those plans well. The bottom left hand side, depicts our range of products.

It's just a sample, but we have products everywhere from a dollar all the way up to $25,000 per box. And the reason for that is we want to make sure that we can surround the consumer with various offerings. Consumers who are kids, collectors, high end enthusiasts. They can be casual collectors or hardcore collectors we've got something for everyone and the way we deliver these products to our consumers is through, generally, three classes of trade.

There is retail which is more traditional retail, for example a Walmart. There's hobby shops which is, as you would expect, mom and pop shops. And we also deliver through e-commerce which is a significantly growing piece of our distribution channels.

Sticking with the e-commerce trend and moving to the, or the e-commerce theme. You can see here how we've built our e-commerce business. Our idea was while it's great that you can buy product on opening day or it's great that you can go back into the store sometime in the summer or some point in the future and buy additional product. We wanted to reimagine how consumers could interact with our brands and when you think about how important immediacy is to consumers. We had an opportunity to meet that need with technological advancements through our e-commerce business. We started really building this about 5 years ago. We created a brand called Topps Now and this program is depicted in the infantry at top. Let's say you're a fan of baseball watching baseball on the left hand side here and there are several games on a Saturday afternoon. What Topps will do is curate what we believe are the best moments from those games, one moment, two moments, five moments and in the middle image you see that the next day those cards will be available online and they're available on Topps.com for 24 hours. You as a fan have an opportunity to purchase those cards for up to 24 hours after which we shut down the ordering. We produce the cards and they arrive at your door in three to five days. Again, reimagining how products are transmitted to fans and how fans can get engaged in purchasing. That’s evolved all the way to something as recently as project 2020 which was programmed we executed last year with great success it was the year 2020 and we selected some of the best cards that we felt we had delivered over the decades and we turned over the creative licensing- the creative reins to various artists to reimagine and redesign those cards. So whether it's a Cal Ripken card or Tony Gwynn card we entrusted various artists with the opportunity to recreate these cards giving them an opportunity to tap into their social networks their audiences and really expand our audiences and beyond that what's represented in the boxes below are various offerings. I won't go into all of them but it's really just a demonstration of how unique some of these products are and how we bring products beyond our everyday products to consumers via e-commerce.

The e-commerce business, as you can see at the bottom, has grown tremendously for just under $5 million back in 2015 to nearly a $100 million this past year not only growing in absolute sales but also representing margin enhancement along this journey.

I want to talk a little bit about how we view the future and how we grow our business strategically. At the top, what you see is that we focus on macro trends, influencers, boxing, the changing retail landscape, etc. We pay attention to what's going on in the world and then we focus on how we can uniquely meet this demand for consumers. Whether it's influencers like Gary Vaynerchuk or Steve Aoki where we turn over the creative reins to them. For them to develop their own products that we sell in a limited edition fashion or participating in case breaking or developing channel specific or customer specific skews. This is how we focus on innovation and we pump that all out through growth areas represented at the bottom.

New licenses and extensions are extremely important for us and bringing those new licenses and extensions as well as existing partnerships internationally is very important because global is a big piece of our strategy. We're focused on experiential events and giving fans unique ways to get closer to their heroes and of course digital products either on their own or as value added propositions are very important.

That closes out those physical sports and entertainment side of things. I'll talk a little bit about the digital business. As I mentioned earlier, the idea was to recreate and reimagine trading cards in the world of digital trading cards and the idea here is within our app ecosystem you can have all of your cards on your phone in your pocket. A lot of the partners that we have overlap the physical partners that we have although some are unique where their unique opportunities when you come into our app environment there are 3 loops in which you can get involved. There's collecting, trading, playing. And from a collecting standpoint what we're very focused on is not only providing consumers with the opportunity to get traditional static cards but we also build in reimagined concept like video cards or special effects cards or maybe not even cards at all. Maybe it's a pin for the Disneyphiles who love collecting in our Disney app. Once you've collected your cards we have a trading platform it's no longer the case that consumers have to trade cards in person just like they did, you know, with the physical card. Now we have an opportunity for fans to collect and trade with people across the globe at any time during the day.

And lastly, we offer fans the opportunity to play in a fantasy like environment where we have live feeds from all of the sports and all of the cards in the statistics on those cards update in real time with those feeds from the sporting events. So again, live feeds leading to the opportunity to play in a fantasy like environment.

Going forward we're very focused on growing our platform we’ll continue to invest in technology and building the community but we're extremely excited about building things out in the blockchain. A very hot area these days an area that we've been focused on for well over a year.

For some more detail on blockchain. As you've seen from the slides we just covered we've been significantly investing in the digital space for the past ten years or so. We've been aggressively innovating with our apps business and have evolved the concept of the digital collectible to include things like motion cards and special effects cards.

We have the people, processes, and systems in place to continue to innovate in the digital collectible space. On top of all this, Topps is very well poised to expand into blockchain because we bring many years of unique content development, heritage, and talent access to our products which coupled with the transparency and trust associated with blockchain make Topps and the blockchain a perfect fit. And once in the blockchain, we have a new opportunity to participate in the secondary market where Topps will benefit from revenue associated with the secondary market trading.

In fact we already launched into the blockchain just under a year ago after studying the landscape we partnered with an exchange called Wax and we chose to test our way into the blockchain within our own IP, Garbage Pail Kids. We executed a few waves of tests with each one designed to test different variables and iron out any issues and the tests performed extremely well.

So at this time we're very excited about working towards blockchain product releases with several of our partners and are working towards developing a strong upcoming release pipeline and as we release products we plan to expand our distribution to different market places overall our goal is to create a long term sustainable platform and to achieve this goal we're focused on developing our product roadmap. For example, we want to give cards utility by creating NFTs with the ability to integrate into games or for example to provide utility to community building activities.

Continuing with the digital theme but moving out of the trading cards per se, I'll talk a little bit about the gift card business which I briefly discussed earlier but the most important schematic to focus on here is in the upper left hand corner. If an issuer or a client wants to go into the world of offering gift cards or issuing gift cards, generally speaking, there are a couple options that they have. One, they can choose to go at it on their own where they can partner individually and directly with various activators like InCom or Black Hawk who will provide access to different retailers and then for different parts of the world in different geographies other activators may need to be brought on board. What we at Topps uniquely offer is a one stop shop, we are fully integrated with these activators we've aggregated these activators and if an issuer would like to come to us it's a one stop shop we will get you into all the stores that are available and into all the geographies available and we run the program for you soup to nuts.

This past year we transacted over $1 billion of transactions and we're very excited about the growth associated with this business. The growth is going to continue but with additional partners on our physical business but also on our digital e-gifting business as business transforms for the last couple of years we've been focused on providing the service to our partner such that if you go into the Uber App or if you go into the Doordash App for example and click ‘gift certificate’ you are now in the Topps world where we are powering that in a white label fashion for our clients so it's a very exciting space to date.

Moving out of the world of digital we come to the very exciting confections business where the bottom line is our candies are extremely unique. When you think about our candies it's about rituals it's about interactivity it's about imagination and we don't really think about our candies as candies we try to look at it through the lens of edible entertainment and that is what makes a successful. We sell primarily at checkout or what's known as front of store and in that part of the real estate we are the leading U. S. manufacturer in non chocolate candy. You can see how strong our performance is by looking down at the bottom left over several years we continue to outpace the category.

And if you look even more recently over the past year with the COVID impact you can see just how resilient our portfolio is from Q2 to Q3 to the most recent quarter the red bar represents our business the blue bar represents the category and in Q2 you could see that we did get hit hard as COVID hit. Brick and mortar stores either shut down or parents who were looking for certain types of products were not really taking their kids in to purchase candy but as the world opened up and we pivoted you can see just how strong our performance has been in the growth that we delivered relative to category.

And if you were to look at data sources and look at how we rank within our category again at the front end if you're a Walmart buyer for example this is the type of data that you would be looking at you would see that three of the top five items are Topps items and we compete very successfully against some very well known brands we’re available pretty much everywhere in the United States, globally in various geographies with some great partners all over the world.

The way we plan to grow forward is not surprisingly with innovation. In the upper left you can see that we continue to focus on innovation for our everyday products. On the upper right hand side we're very focused on innovation for seasonal products and all of that we're pushing through our e-commerce channel as well which has grown upwards of 200% last year it's an important channel for us. Our products rank extremely highly on Amazon, if you go to the Amazon website, as I did just the other day, you'll see top selling Topps products Ring Pop for example has the number one spot in all of confections and last but not least we continue to take these businesses and this innovation globally.

Wrapping things up now that I described businesses and the different pillars of our business I just wanna wrap up by commenting at a high level that what really sets Topps apart is just how focused we are on our brands. Just how focused we are on ensuring that we build trust with our partnerships we’re extremely serious about innovation. Innovation is in our DNA and it's with that innovation that we surround the consumer with multiple touch points, multiple platforms, and high degrees of engagement.

Of course none of that happens without world class management. We have a fantastic team leading the various businesses and with that team we compete on a global basis.

With that I would like to turn things over to John Mueller our CFO who will talk a little bit about our financials.

John Mueller:

Thank you Mike. The consolidated financials demonstrate how our leadership position and innovation has been paying off with double digit growth and profitability in 2019 and 2020 and that provides many growth levers as a result we're highly confident in our expectation for continued strong growth in 21 and 22. We had good visibility into that growth as early as last October based on accelerating pre orders for our sports and entertainment products which occur five to six months in advance of our product releases.

That long lead time between orders and releases was the main reason we could not meet the demand in the market place in 2020 and why we are now highly confident in expectations for 21.In fact, based on our first quarter performance which is exceeding our plan we believe we are on track to meet or exceed our projections which you see here for 2021.And also note that 2020 to 2022 EBITDA is shown pro forma for public company costs of approximately $9 million. The combination of our strong EBITDA and low capex from outsourced manufacturing capabilities drive strong free cash flow generation and that provides us with the financial flexibility to pursue new growth opportunities.

We break down this growth into more detail. It shows double digit growth rates diversified across our businesses. Starting with confections, the red bar reflects stable revenue and from that stable profitability from which we've been able to invest in our higher growth sports and entertainment segment. Physical sports entertainment, the blue bar, shows continued overall growth driven by strong demand for collectibles and opportunistic price increases in 2021. And in the light and dark colored green bars significant growth from our digital sports and entertainment and gift cards businesses.

Now the result of this diversified growth, on the next slide, is driving consistently attractive margins. Double digit consolidated margins shown in the grey bars with expanding sports and entertainment margins from the mix ships to physical, e-commerce, digital, sports, and entertainment, and gift cards to blue bars. And finally stable confections margins shown in the red bars. Now importantly the margin expansion is all from organic growth. We have not assumed any major new licenses nor any inorganic growth from M&A but we think there are many opportunities and I will turn it over to Andy Redman to tell you how we think about it.

Andy Redman:

Thanks John. So it's obviously exciting and quite unique to go public with such enormous financial flexibility. With roughly $100 million of cash generated from operations each year. One big question for investors is what we plan to do with that cash.

Priority number 1 for us is to reinvest it back into the business. Priority number 2 is M&A and I'll get to that on the next page.

The internal opportunities are quite numerous. We want to go after additional licenses to expand globally and into new channels and also to consider a few new adjacencies. Starting with licenses as Mike mentioned earlier, UEFA has granted us the rights to Eurocup 2024 and Eurocup 2028. Although we're not providing financial projections beyond 2022, we know that it's important for investors to understand the type of opportunity a big license presents, so let me walk you through some financials which you can see at the bottom of the page. If Topps expects to generate $100 million of revenue from this sample license, the company will spend roughly $80 million on various input costs and generate approximately $20 million of additional margin. What's not shown in this math is that a AAA license like Euro can provide strategic leverage in other areas as well. If these rights enable us to expand our distribution in Europe or other ways the payoff can be larger and realized over a much longer period of time including simply by having more revenue from an existing global license like Star Wars or WWE.

Next let me go back to the top of the page. Building out a business to support blockchains and NFT’s will present a technical challenge for any company but we believe we have a big head start because we've invested very significantly in our digital infrastructure over the past decade. Ending up as a leader in this area will still require quite a bit of vigilance and investment but we like our head start. We've also put down a big marker in e-commerce and are quite proud of that success but the larger longer term opportunity is around personalization. For us this means we'll be investing additional time and money to grow the quantity and the quality of the data that we have. We're then gonna pair all this with great analytics. Incidentally those two initiatives: blockchain and e-commerce, have some very significant overlap and build upon each other, we believe further cementing our position in the sports ecosystem of the future.

In terms of adjacencies I only want to touch on one point which is around amateur athletes. As many people know rookie cards in all sports are amongst the most valuable collectibles but historically legal impediments around NCAA athletes’ name, image, and likeness rights have made it quite complicated for companies such as Topps. Once the regulations have solidified opening things up in this area we believe we’ll be a big beneficiary. So the main takeaway before I leave this slide is that we have a long list of attractive options to reinvest our cash into the existing business.

I'll now talk about M&A. I suspect the single area where we'll spend the largest quantum of cash over the coming years is on M&A. This page helps illustrate both the size and the breadth of the sports market; it also highlights just how little opportunity there is to invest in the sports market via public vehicles. Just as important we believe that being public puts Topps in a terrific position when opportunities arise with respect to any of the names on this page. For example, we believe that bolt ons to our e-commerce operation are very attractive to consider. You also probably recall that you heard about the game loop in our digital apps earlier in this presentation. You heard about trading and collecting but also that gameplay. There are video game companies with technologies or licenses or other proprietary elements which we believe we could use to extend the amount of time consumers are spending in our apps. Doing so would create significant margin expansion as well because compared to other mobile app developers, we are already very good at monetizing each minute a consumer uses our apps in a very significant way.

While it's not listed on this page because we become too cluttered, I'd also like to mention that we believe that there are accretive confections acquisitions which we could act upon in the near term as well. We openly admit their convictions business is strong in the front of the store, not so much in the back. It's strong in the US, but not so much in Europe. So I’ll close this section by saying while our preference is to spend cash to accelerate growth on internal initiatives we're also poised to move in a disciplined way outside opportunities as well. From there I'll turn it over to David Kirsch from Mudrick.

David Kirsch:

Thanks Andy. You know, valuation is a issue near and dear to our heart obviously given our $100 million commitment, so I wanted to take a couple of minutes to walk through our views there. On the left hand side of the page you can see the relevant financial metrics for Topps: revenue growth EBITDA margin and then cash flow margin. The blue and red columns are what we view as down the middle comp sets for the sports and entertainment business and confection business. And then on the right hand side of the page the 2 green bars are things that while we wouldn’t base our valuation on them currently, there are more aspirational comp sets. Given the company's current and expected growth profile, we think that over time there is the opportunity to migrate Topps into the conversation with those names on the right hand side of the page and have a re-rating from multiple standpoints.

So getting into it from a revenue perspective you can see that Topps is outperforming its down the middle comp sets by several hundred basis points on the top line. And then from a EBITDA margin standpoint, while a little bit below the comp set, when we moved down the page to cash flow, which is really what matters, Topps is right in line with its competitors so again a top line growth rate well in excess of the comp set and margins and cash flows right in line.

Moving to the next page you can see what the multiples look like for these various comp sets and so even though that we believe that Topps will likely trade at the high end of the range of these comp sets given those financial metrics I just outlined. We priced the deal and a fairly meaningful discount to those comparables. 12.5 times on a EBITDA basis which you can see represents a discount and then more importantly in our mind 13.1 times free cash flow which is even more meaningful discount again to those comp sets and then with the potential for further re-rating upwards as we hope we migrate to be thought of with the names on the right hand side of the page.

So with that view as to the valuation I will now turn it over to Michael Eisner for some closing remarks.

Michael Eisner:

Yeah I think you can now see why I'm not selling one share of stock. The combination of a strong, actually extremely strong management, I think my life in ABC and Paramount and Disney has kind of shown that we're able to do that. The combination of the brand as I discussed in the very beginning, having this feeling of deja vu in away makes me very optimistic about the future obviously what we talked about: moving our company more into digital, including blockchain, having the rights for the Euro for 2024 and 2028, our M&A possibilities and being able to bolt onto our existing operations both in confection and in sports entertainment through a strong cash flow. All of these things make me extremely optimistic.

I run, or have run, creative companies by having a philosophy of clean desk so you have time to be creative. Having a company that runs like clockwork financially and operationally so all of your people could be thinking about ideas for the future. That said, I'm very conservative. At least I’m conservative financially. I'm not as conservative on risk taking on creative matters, definitely conservative in thinking about how you move forward.

That all said, I hope you enjoyed this presentation, got a lot of information out of it and we look forward to moving forward into the rest of this year and the future. Thank you for joining us and goodbye.

DISCLAIMER:

FINSIGHT makes every effort to ensure an accurate transcription. Enclosed is the output of transcribing from an audio recording. Although the transcription is largely accurate, in some cases, it may be incomplete or inaccurate due to inaudible passages or transcription errors. This transcript is provided as an aid to understanding but should not be treated as an authoritative record. FINSIGHT makes no representations or warranties to the accuracy and completeness of this transcript.

This Transcript (“Transcript”) is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination (the “Business Combination”) between MUDS and Topps and for no other purpose. Neither MUDS nor Topps nor any of their respective subsidiaries, stockholders, affiliates, representatives, control persons, partners, directors, officers, employees, advisers or agents make any representation or warranty, express or implied, as to the value that may be realized in connection with the Business Combination, the legal, regulatory, tax, financing, accounting or other effects of the Business Combination or the accuracy or completeness of the information contained in this Transcript, and none of them shall have any liability based on or arising from, in whole or in part, any information contained in, or omitted from, this Transcript or for any other written or oral communication transmitted to any person or entity in the course of its evaluation of the Transcript. Only those representations and warranties that are expressly made in a definitive written agreement, if executed, and subject to the limitations and restrictions specified therein, shall have any legal effect. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Transcript, you confirm that you are not relying upon the information contained herein to make any decision. The general explanations included in this Transcript cannot address, and are not intended to address, your specific investment objectives, financial situations or financial needs.

Presentation of Financial Information

This Transcript includes preliminary unaudited financial results of Topps for the fiscal year ended January 2, 2021. Topps’ audited consolidated financial statements for the year ended January 2, 2021 are not yet available. Preliminary unaudited financial results are subject to change, and Topps undertakes no obligation to update this information. These preliminary unaudited financial results may differ from actual results. Actual results remain subject to the completion of management’s and the audit committee’s final review, as well as the year-end audit. During the course of the preparation of the financial statements and related notes and the year-end audit, additional items that require material adjustments to the preliminary unaudited financial information included in this Transcript may be identified. Therefore, you should not place undue reliance upon these preliminary unaudited financial results. Topps’ independent registered public accounting firm, BDO USA, LLP (“BDO”), has not completed its audit, review and procedures with respect to this preliminary unaudited financial information and, accordingly, BDO does not express an opinion or any other form of assurance with respect thereto.

The pro forma financial information and data contained in this Transcript is unaudited and does not conform to Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, the proxy statement for the Business Combination.

Use of Data

This Transcript contains information derived from third party sources, including research, surveys or studies conducted by third parties, information provided by customers and/or industry or general publications. While we believe that such third-party information is reliable, neither MUDS nor Topps have independently verified, and neither MUDS nor Topps makes any representation as to the accuracy of, such third party information.

Use of Trademarks and Other Intellectual Property

All registered or unregistered service marks, trademarks and trade names referred to in this Transcript are the property of their respective owners, and the use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names. Third-party logos included herein may represent license partners or customers or may be provided simply for illustrative purposes only. Inclusion of such logos does not necessarily imply affiliation with or endorsement by such businesses. There is no guarantee that either MUDS or Topps will work, or continue to work, with any of the businesses whose logos are included herein in the future.

Use of Projections

This Transcript contains financial forecasts or projections (collectively “Projections”) prepared by Topps. Topps’ independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the Projections for the purpose of their inclusion in this Transcript, and accordingly, neither MUDS nor Topps expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this Transcript. These Projections should not be relied upon as being necessarily indicative of future results. The Projections presented herein are provided solely for illustrative purposes, reflect the current beliefs of Topps as of the date hereof, and are based on a variety of assumptions and estimates about, among others, future operating results, market conditions, any transaction costs, all of which may differ from the assumptions on which the Projections herein are based. Topps does not assume any obligation to update the Projections or information, data, models, facts or assumptions underlying the Projections in this Transcript. See “Cautionary Language Regarding Forward-Looking Statements.”

Non-GAAP Financial Measures

This Transcript includes certain non-GAAP financial measures, including Adjusted EBITDA and Pro Forma Adjusted EBITDA, that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see slide 34 for a reconciliation of non-GAAP financial measures to the most closely comparable GAAP measures. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. MUDS and Topps believe these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Topps’ financial condition and results of operations. MUDS and Topps believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends. Topps' method of determining these non-GAAP measures may be different from other companies' methods and, therefore, may not be comparable to those used by other companies and Topps does not recommend the sole use of these non-GAAP measures to assess its financial performance.

Cautionary Language Regarding Forward-Looking Statements

This Transcript includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements may include estimated financial information, including with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of MUDS, Topps or the combined company after completion of the Business Combination, and are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could result in the Business Combination not being completed at all or on the expected timeline, including as a result of the termination of the definitive documentation with respect to the Business Combination or the failure to obtain approval of MUDS’ stockholders or other conditions to closing in the definitive documentation with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against MUDS or Topps or any of their respective directors or officers, following the announcement of the Business Combination; (3) the ability to meet applicable NASDAQ listing standards; (4) the risk that the Business Combination disrupts current plans and operations of Topps' business as a result of the announcement and consummation of the Business Combination; (5) the inability to complete the PIPE Investment; (6) changes in domestic and foreign business, market, financial, political and legal conditions; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the impact of the global COVID-19 pandemic or any of the foregoing risks; and (11) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by MUDS. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MUDS and Topps undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements in this Transcript speak as of the date of its filing. Although MUDS may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so whether as a result of new information, future events, changes in assumptions or otherwise except as required by applicable securities laws.

No Offer or Solicitation

This Transcript shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This Transcript shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Additional Information About the Proposed Business Combination and Where to Find It

This Transcript is being made in respect of the Business Combination involving MUDS and Topps. MUDS intends to file with the SEC a preliminary proxy statement relating to the Business Combination. This Transcript does not contain all the information that should be considered concerning the Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. MUDS’ stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, any amendments thereto, the definitive proxy statement and any other documents filed, in connection with MUDS’ solicitation of proxies for its special meeting of stockholders to be held to approve the Business Combination and other matters, as these materials will contain important information about MUDS, Topps and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of MUDS as of the record date to be established for voting on the Business Combination. Stockholders of MUDS will also be able to obtain copies of the proxy statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by MUDS may be obtained free of charge from MUDS by directing a request to: Mudrick Capital Acquisition Corporation II, 527 Madison Avenue, Sixth Floor, New York, New York 10022.

Participants in Solicitation

MUDS, Topps and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from MUDS’ stockholders in connection with the Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of MUDS’ stockholders in connection with the Business Combination will be set forth in MUDS’ proxy statement when it is filed with the SEC. You can find more information about MUDS’ directors and executive officers in MUDS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on April 2, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in MUDS’ preliminary and definitive proxy statement when it becomes available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. When available, these documents can be obtained free of charge from the sources indicated above.